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                                                                     EXHIBIT 1.1

                      [LETTERHEAD OF CENTRAL GARDEN & PET]

                                                                Corporate Office
                                                3696 Mt. Diablo Blvd., Suite 310
                                                            Lafayette, CA  94549
                                                                  (510) 283-4573
                                                                  (510) 283-4984


FOR IMMEDIATE RELEASE
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                              Contact:      Gregory Reams
                                            Central Garden & Pet
                                            510/283-4573

                                            Paul Verbinnen/Debbie Miller
                                            Sard Verbinnen & Co
                                            212/687-8080


                   CENTRAL GARDEN & PET COMPLETES ACQUISITION
                              OF KENLIN PET SUPPLY

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          LAFAYETTE, CALIFORNIA, JULY 12, 1996 --- Central Garden & Pet Company
(NASDAQ: CENT) today announced that it has completed the previously announced acquisition of Kenlin Pet Supply, the largest distributor of pet supply products in the eastern United States.

          Based in Mahwah, New Jersey and China Grove, North Carolina, Kenlin Pet Supply has annual sales of approximately $70 million. Kenlin operates in 17 eastern states and has approximately 290 employees.

          Central Garden & Pet Company is the leading national distributor of lawn and garden supply products, as well as a major distributor of pet and pool supplies.

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